As filed with the Securities and Exchange Commission on August 14, 2006
Registration No.______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

www.bmhc.com

BUILDING MATERIALS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1834269 (I.R.S. Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 (Address of Principal Executive Offices)

STOCK OPTION AGREEMENT OF BMC WEST CORPORATION WITH ROBERT E. MELLOR
(Full title of the plan)

Robert E. Mellor
Chief Executive Officer
Four Embarcadero Center, Suite 3200
San Francisco, CA 94111
(Name and address of agent for service)

(415) 627-9100
(Telephone number, including area code, of agent for service)

Copies to:
Gregory T. Davidson
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
(650) 849-5300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.001 per share	100,000 shares	$21.34	$2,134,000	$228.34

(1) This Registration Statement also covers any additional shares of common stock which become issuable under the Stock Option Agreement of BMC West Corporation with Robert E. Mellor by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Building Materials Holding Corporation.
(2) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are based on a price of $21.34 per share, which is the average of the high and low prices of the common stock of Building Materials Holding Corporation on the Nasdaq National Market on August 9, 2006 (within 5 business days before the filing date of this Registration Statement).

PART I

EXPLANATORY NOTE

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a "reoffer" prospectus prepared in accordance with Part I of Form S-3 pursuant to General Instruction C of Form S-8 to be used in connection with resales of restricted shares of common stock issued under a stock option agreement. These shares of common stock may be considered "restricted" as defined in General Instruction C(1) to Form S-8.

REOFFER PROSPECTUS

100,000 SHARES

BUILDING MATERIALS HOLDING CORPORATION

COMMON STOCK

This prospectus (the "Prospectus") relates to resales of up to 100,000 shares of Building Materials Holding Corporation's (the "Company", "we", "our" or "us") common stock, $.001 par value per share (the "Shares"), which may be resold from time to time by Robert E. Mellor (the "Selling Stockholder"), who has acquired the Shares pursuant to a Stock Option Agreement of BMC West Corporation, entered into as of February 6, 1997, by and between the Selling Stockholder and BMC West Corporation, a Delaware corporation and wholly owned subsidiary of the Company.

The Selling Stockholder may donate all or some portion of the Shares to third parties, including charities. The Selling Stockholder or his donees, pledgees, transferees or other successors in interest (his "assigns") may offer the Shares on or after August 14, 2006 through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Shares are traded on the Nasdaq National Market (Nasdaq) under the symbol "BMHC." On August 9, 2006, the average of the high and low share prices of the Company, as reported by the Nasdaq, was $21.34 per share.

We will not receive any of the proceeds from sales of the Shares by the Selling Stockholder. The Selling Stockholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholder.
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THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 6.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111 and our telephone number is (415) 627-9100.

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The date of this Prospectus is August 14, 2006.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including those related to expectations about homebuilding activity in our markets, demographic trends supporting homebuilding and anticipated sales and operating income, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that are important factors that could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to the risks and uncertainties cited in this Prospectus under the caption Risk Factors beginning on page 6. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this prospectus. We undertake no obligation to update forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read this entire prospectus including the "Risk Factors" section beginning on page 6 before making your investment decision.

Business Environment and Executive Overview

We are one of the largest providers of residential construction services and building products in the United States, with a focus in western and southern states. We provide construction services and building products in 16 of the top 25 single-family residential construction markets through our two subsidiaries, SelectBuild Construction and BMC West. SelectBuild Construction provides construction services to high-volume homebuilders in key growth markets. BMC West distributes building materials, manufactures building components and provides construction services to professional builders and contractors through a network of 40 distribution facilities and 57 manufacturing facilities.

We grow our business through acquisitions as well as strategically expanding the breadth of our services and products offered to professional builders and contractors. In particular, we believe high-volume homebuilders are seeking quality, reliable and cost effective solutions to meet their construction needs. In 2005 and the first six months of 2006, we completed several acquisitions to expand our construction services offered to homebuilders. Our services include framing, concrete, plumbing and other construction services as well as building product distribution and manufactured building components including trusses, millwork and wall panels.

For the homebuilding industry, the U.S. Department of Commerce reported single-family housing starts declined 6.5% from May to June 2006 to a seasonally adjusted annual rate of 1.5 million. This represents a 13.8% decline from June 2005. Additionally, single-family building permits for the U.S. were down 6.3% from May to June 2006 to a seasonally adjusted pace of 1.4 million. Although housing starts and permits have slowed, they remain comparable to historic averages. While interest rates have risen, other key fundamentals influencing the homebuilding industry such as consumer confidence and job formation remain positive.

In our markets, we are also experiencing a slowdown in single-family homebuilding from the historic high of 2005. Given our geographic diversity, we encountered softness in certain regions offset by continued strength in other regions. Overall, contract starts and building permits in our markets reflect lower construction activity relative to last year’s high levels. Although the changing marketplace is providing new challenges for us, we are confident in our strategy of serving high-volume homebuilders and professional builders with services and products. Additionally, our ability to adjust to changes in the marketplace with an experienced management team as well as our financial strength, cause us to remain optimistic about our long-term growth opportunities.

Our operations are located in many of the largest and most rapidly growing markets for single-family home construction. Our presence is principally in the single-family home construction major metropolitan markets of California; Texas; Las Vegas, Nevada; Phoenix and Tucson, Arizona; Florida; Colorado; Washington; Idaho;

Oregon; Utah; Chicago, Illinois; and Montana. Economic strength as well as historical population and migration trends have generally supported the growth of residential construction in our market areas.

Although the industry remains fragmented, consolidation continues to occur among homebuilders, building material distributors and construction service providers. The industry is experiencing the emergence of larger scale operations with improved financial strength, negotiating leverage and other resources. We believe this continued consolidation will favor high-volume homebuilders, our target market, as well as larger, established construction service providers and building material distributors like us.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below as well as other information and data included in this prospectus before deciding to purchase Shares. If any of the events described in the risk factors below occur, our financial condition, operating results and cash flows could be materially adversely affected. In such a case, you may lose all or part of your investment in the Shares.

Risks Related to Our Business

There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. These risks or uncertainties may include, but are not limited to the following factors:

Our business is dependent on demand for single-family homes, which is influenced by changes in the overall condition of the U.S. economy, including interest rates, job formation, consumer confidence and other important factors.

The residential construction services and building products industry is highly dependent on demand for single-family homes which is influenced by several factors. These factors include economic changes nationally and locally, mortgage and other interest rates, tax policy, job formation, consumer confidence, demographic trends, inflation and building permit activity as well as other factors. The construction of new homes may also experience declines due to the availability and affordability of land in attractive metropolitan areas, shortages of qualified trades people, shortages of materials and regulations that impose restrictive zoning and density requirements. Also, changes to housing patterns may occur, such as urban living rather than single-family suburban neighborhoods. All of these factors could limit demand for home construction and may adversely impact our financial condition, results of operations or cash flows.

There are risks associated with our business model.

Our business model seeks the strategic growth of construction services and distribution of building products in an effort to provide a comprehensive solution to high-volume and other homebuilders. Providing these services and products includes the risks of availability and cost of qualified labor and claims for construction defects, product liability and workers compensation as well as the timely sourcing and availability of building products. Additionally, there is no guarantee that our efforts to offer these comprehensive solutions will continue to be accepted by the marketplace.

The integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected.

Our growth over the past several years has been largely due to acquisitions and we intend to continue this strategy. The integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected. The management and acquisition of businesses involves substantial risks including:

•	the uncertainty that an acquired business will achieve anticipated operating results;
•	significant expenses to integrate;
•	diversion of management attention;
•	departure of key personnel from the acquired business;

•	effectively managing entrepreneurial spirit and decision-making;
•	integration of different information systems;
•	managing new construction service trades;
•	unanticipated costs and exposure to unforeseen liabilities; and
•	impairment of assets.

Our growth is dependent upon our ability to identify suitable acquisition candidates.

Our growth over the past several years has been largely due to acquisitions and we intend to continue this strategy. Failure to identify and acquire suitable acquisition candidates could have an adverse effect on our growth. Also, the increasing level of consolidation occurring in the construction services and building products distribution industry may limit the availability and suitability of acquisition candidates.

Our success is dependent upon the availability of and our ability to attract, train and retain qualified individuals.

Competition for employees is especially intense in both construction services and building products distribution. In markets with strong housing demand, we may experience shortages in qualified labor and key personnel, which may limit our ability to complete contracts as well as obtain additional contracts with builders. Changes to immigration policies, including the enforcement of existing laws, could also limit the availability of qualified labor. We have been successful in recruiting and retaining qualified employees, however we cannot guarantee that we will continue to be successful in the future.

An inability to implement and maintain cost structures that align with revenue growth may have an adverse impact on our operating results.

When we experience slower periods of homebuilding activity, acquire new businesses or expand existing operations, we may experience inefficiencies in our cost structures. Our evaluation and changes to expenses in response to declining sales may not occur in a timely manner, leading to higher costs and lower returns on sales.

Changes in the business models of customers may limit our ability to provide construction services and building products required by our customers.

As the business models of our customers evolve, our existing construction service and building product offerings may not meet the needs of certain homebuilders. Homebuilders may decide to no longer outsource construction services. If we do not assess shifts in customer expectations, preferences and demands, in a timely manner, our financial condition, results of operations or cash flows could be adversely affected.

Our operating results are affected by fluctuations in our costs and the availability of sourcing channels for commodity wood products, concrete, steel and other building materials.

Prices of commodity wood products, concrete, steel and other building products are historically volatile and are subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations and periodic delays in delivery. Rapid and significant changes in product prices may affect sales as well as margins due to a limited ability to pass on short-term price changes. We do not use derivative financial instruments to hedge commodity price changes.

Generally, our products are obtainable from various sources and in sufficient quantities. However, we may experience shortages of building products as a result of unexpected demand or production difficulties as well as transportation limitations. Any disruption in our sources of supply for key building products could negatively impact our financial condition, results of operations or cash flows.

Our business is subject to intense competition.

We experience competition across all markets for our construction services and building products. Recently, there has been increased consolidation within the construction services and building materials distribution industry. As the industry consolidates, other building materials distributors, including large retail distributors currently focused on consumers, may aggressively pursue our target market of professional builders and contractors. In addition, other building materials distributors may attempt to move more aggressively into the construction services, manufactured products and installation services markets. These competitive factors may lead to pricing pressures and cause reductions in sales or margins, increases in operating costs and may limit acquisition opportunities. Loss of significant market share due to competition could result in the closure of facilities.

Weather conditions, including natural catastrophic events, may cause our operating results to fluctuate each quarter.

Our first and fourth quarters historically have been, and are expected to continue to be, adversely affected by weather conditions in some of our markets, causing decreases in operating results due to slower homebuilding activity. In addition, natural catastrophic events may cause our operating results to fluctuate.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

We are involved in construction defect and product liability claims relating to our various construction trades and the products that we distribute and manufacture. We also operate a large fleet of trucks and other vehicles and therefore face some risk of accidents. Although we believe that we maintain adequate insurance, we may not be able to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities. Current or future claims may adversely affect our financial condition, results of operations or cash flows.

We may be adversely affected by disruptions in our information systems.

Our operations are dependent upon information for decision-making and the related information systems. A substantial disruption in our information systems for a prolonged period could result in delays in our services and products and adversely affect our ability to complete contracts and fulfill customer demands. Such delays, problems or costs may have an adverse effect on our financial condition, results of operations or cash flows.

Actual and perceived vulnerabilities as a result of terrorist activities and armed conflict may adversely impact consumer confidence and our business.

Instability in the economy and financial markets as a result of terrorism or war may impact consumer confidence and result in a decrease in homebuilding in our markets. Terrorist attacks may also directly impact our ability to maintain operations and services and may have an adverse effect on our business.

Federal, state and other regulations could impose substantial costs and/or restrictions on our business.

We are subject to various federal, state, local and other regulations, including among other things, work safety regulations promulgated by the Department of Labor’s Occupational Safety and Health Administration, transportation regulations promulgated by the Department of Transportation, employment regulations promulgated by the United States Equal Employment Opportunity Commission and state and local zoning restrictions and building codes. More burdensome regulatory requirements in these or other areas may increase our costs and have an adverse effect on our financial condition, results of operations or cash flows.

Numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature may have an adverse impact on our business.

Many factors shape the homebuilding industry and our business. In addition to the factors previously cited, there are other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature that may have an adverse effect on our business.

Risks Related to Our Shares

Risks related to our Shares include, however are not limited to:

Our share price may fluctuate significantly, which may make it difficult for shareholders to sell our shares when desired or at attractive prices.

The market price of our shares is subject to significant changes as a result of our operating performance and the other factors discussed above as well as perceptions and events that are beyond our control. Price and trading volume fluctuations for our shares may be unrelated or disproportionate to our operating performance. Additionally, our share price could fluctuate based on the expectations and performance of other publicly traded companies in the construction services and building products distribution industry.

Anti-takeover defenses in our governing documents and certain provisions under Delaware law could prevent an acquisition of our company or limit the price that investors might be willing to pay for our shares.

Our governing documents and certain provisions of Delaware law that apply to us could make it difficult for another company to acquire control of our company. For example, we have a rights plan, commonly known as a "poison pill," which would make it difficult for someone to acquire our company without the approval of our Board of Directors. Also, our certificate of incorporation allows our Board of Directors to issue, at any time and without shareholder approval, preferred shares with such terms as it may determine. These provisions and others could delay, prevent or allow our Board of Directors to resist an acquisition of our company, even if a majority of our shareholders favored the proposed transaction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the Selling Stockholder. The proceeds are solely for the account of the Selling Stockholder.

SELLING STOCKHOLDER

The following table sets forth (a) the name of the Selling Stockholder; (b) the Selling Stockholder's positions with the Company; (c) the number of shares of our common stock beneficially owned (as such term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) by the Selling Stockholder as of the date of this Prospectus; (d) the number of shares of our common stock that are being offered for the Selling Stockholder's account by this Prospectus; (e) the number of shares of our common stock to be beneficially owned by the Selling Stockholder following the sale of all shares that may be so offered, assuming no other change in the beneficial ownership of our common stock by the Selling Stockholder after the date of this Prospectus; and (f) the percentage of our common stock owned by Selling Stockholder after completion of the sale contemplated by this Prospectus if such percentage is greater than 1%.

Selling Stockholder	Principal Positions with the Company	Number of Shares Beneficially Owned Prior to Offering (1-3)	Number of Shares Hereby Offered	Amount of Shares Beneficially Owned After Resale	Percentage of Shares Beneficially Owned After Resale (4)
Robert E. Mellor	Chairman of the Board, President and Chief Executive Officer	1,116,854	100,000	1,016,854	3.5%

(1)
This table is based upon information supplied by the Selling Stockholder. Subject to community property laws where applicable, the Selling Stockholder has sole voting and investment power regarding the shares shown as beneficially owned by the Selling Stockholder.

(2)	Includes 854 shares purchased through our 401(k) Plan and held indirectly by Selling Stockholder during 2005.
(3)	Includes the 862,500 shares that Selling Stockholder has the right to acquire within 60 days after the date of the sale contemplated by this Prospectus pursuant to outstanding options.
(4)	The percentage of stock ownership is based on 29,002,024 outstanding shares of our common stock, adjusted as required by the rules promulgated by the Securities and Exchange Commission ("SEC").

We will supplement this Prospectus from time to time to include certain information concerning the security ownership of the Selling Stockholder and the position, office or other material relationship which the Selling Stockholder has had within the past three years with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

We are registering the Shares on behalf of the Selling Stockholder. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholder or his assigns.

The decision to sell any or all of the Shares is within the discretion of the holders thereof and subject generally to our policies affecting the timing and manner of sale of common stock by our affiliates. There can be no assurance that any Shares will be sold by the Selling Stockholder or his assigns.

The Selling Stockholder or his assigns are free to offer and sell their Shares at such times, in such manner and at such prices as they shall determine. The Selling Stockholder has advised us that sales of Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholder also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"), provided he meets the criteria and conforms to the requirements of such Rule.

Such transactions may or may not involve brokers or dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of Shares in amounts to be negotiated immediately prior to the sale. The Selling Stockholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholder.

The Selling Stockholder and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them might be deemed to be underwriting discounts or commissions under the 1933 Act. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities including liabilities arising under the 1933 Act.

Because the Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the 1933 Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the 1933 Act, which may include delivery through the facilities of the Nasdaq pursuant to Rule 153 under the 1933 Act.

We have informed the Selling Stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to his sales in the market.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2005 and 2004, the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2005, the related consolidated financial statement schedule for the years ended December 31, 2005 and 2004, and management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, have been incorporated by reference in this Prospectus and elsewhere in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The December 31, 2003 consolidated financial statements (consolidated statements of income, cash flows and shareholders' equity and financial statement schedule) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The following documents of the Company previously filed with the SEC are hereby incorporated in this Prospectus by reference:

(1)	Annual Report on Form 10-K filed with the SEC on February 27, 2006 for the year ended December 31, 2005;

(2)	Quarterly Report on Form 10-Q filed with the SEC on May 8, 2006 for the quarter ended March 31, 2006;

(3)	Quarterly Report on Form 10-Q filed with the SEC on August 1, 2006 for the quarter ended June 30, 2006;

(4)	Proxy Statement pursuant to Rule 14(a) of the Exchange Act filed with the SEC on April 3, 2006;

(5)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(6)	the description of the common stock contained in the current report on Form 8-K filed with the SEC on September 24, 1997.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

The information relating to us contained in this Prospectus should be read together with the information in the documents incorporated by reference.

THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO BUILDING MATERIALS HOLDING CORPORATION, FOUR EMBARCADERO CENTER, SUITE 3200, SAN FRANCISCO, CA 94111, ATTENTION: CORPORATE SECRETARY, TELEPHONE: (415) 627-9100.

FURTHER INFORMATION

We are subject to the information requirements of the Exchange Act and in accordance therewith, file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC and that is located at http://www.sec.gov. We also timely provide through our website http://www.bmhc.com, periodic and current reports after they are filed with the SEC.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents of Building Materials Holding Corporation (the "Registrant") previously filed with the Securities and Exchange Commission ("SEC") are hereby incorporated in this Registration Statement by reference:

(1)	Annual Report on Form 10-K filed with the SEC on February 27, 2006 for the year ended December 31, 2005;

(2)	Quarterly Report on Form 10-Q filed with the SEC on May 8, 2006 for the quarter ended March 31, 2006;

(3)	Quarterly Report on Form 10-Q filed with the SEC on August 1, 2006 for the quarter ended June 30, 2006;

(4)	Proxy Statement pursuant to Rule 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed with the SEC on April 3, 2006;

(5)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(6)	the description of the common stock contained in the current report on Form 8-K filed with the SEC on September 24, 1997.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant's Bylaws provide that it will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by law. Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties and requires Registrant to advance litigation expenses in the case of shareholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Registrant is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In accordance with this provision, Registrant has entered into indemnity agreements with each of its directors and executive officers. Registrant also has in effect directors and executive officers liability insurance coverage.

Registrant's Certificate of Incorporation provides that, under Delaware law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Registrant and its shareholders. This provision in the Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Currently, there is no pending litigation or proceeding involving a director, executive officer, employee or other Registrant agent where indemnification is sought. Registrant is not aware of any threatened litigation that may result in indemnification claims by any director, executive officer, employee or other agent.

Any future transactions between Registrant and its executive officers, directors and affiliates will be on terms no less favorable to Registrant than can be obtained from anyone else, and any material transactions must be pre-approved by the Audit Committee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Certain restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under a Stock Option Agreement between BMC West Corporation and Robert E. Mellor, entered into as of February 6, 1997, and in transactions exempt from registration pursuant to Section 4(2) of the 1933 Act.

Item 8. Exhibits.

4.0	Stock Option Agreement of BMC West Corporation with Robert E. Mellor, entered into as of February 6, 1997

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.0	Power of Attorney (included on the signature page hereof)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 14th day of August, 2006.

BUILDING MATERIALS HOLDING CORPORATION

By:  /s/ Paul S. Street

Paul S. Street
Senior Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS

Each person whose signature appears below constitutes and appoints Robert E. Mellor, William M. Smartt, Eric R. Beem and Paul S. Street, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Robert E. Mellor	Chairman of the Board, President and	August 14, 2006
Robert E. Mellor	Chief Executive Officer (Principal Executive Officer)

/s/ William M. Smartt	Senior Vice President and Chief Financial Officer	August 14, 2006
William M. Smartt	(Principal Financial Officer)

/s/ Eric R. Beem	Vice President and Controller	August 14, 2006
Eric R. Beem	(Principal Accounting Officer)

/s/ Sara L. Beckman	Director	August 14, 2006
Sara L. Beckman

/s/ Eric S. Belsky	Director	August 14, 2006
Eric S. Belsky

/s/ James K. Jennings, Jr.	Director	August 14, 2006
James K. Jennings, Jr.

/s/ Norman J. Metcalfe	Director	August 14, 2006
Norman J. Metcalfe

/s/ David M. Moffett	Director	August 14, 2006
David M. Moffett

/s/ R. Scott Morrison, Jr.	Director	August 14, 2006
R. Scott Morrison, Jr.

/s/ Peter S. O'Neill	Director	August 14, 2006
Peter S. O'Neill

/s/ Richard G. Reiten	Director	August 14, 2006
Richard G. Reiten

EXHIBIT INDEX

Exhibit Description

4.0	Stock Option Agreement of BMC West Corporation with Robert E. Mellor, entered into as of February 6, 1997

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.0	Power of Attorney (included on the signature page hereof)